Exhibit 14.1

DUANE READE INC.

CODE OF ETHICS

as of March 24, 2008

TABLE OF CONTENTS

PREAMBLE AND APPLICABILITY
Company Responsibilities
Associate Responsibilities
Management Responsibilities
Customer Courtesy

SECTION I	THE WORK ENVIRONMENT
Respecting One Another
Equal Employment Opportunity and Non-Discrimination
Sexual and Other Forms of Harassment
Coercive Acts
Environmental Policies
Safety in the Workplace

SECTION II	PROTECTING THE VALUE OF THE COMPANY
Conflicts of Interest
Dealing with Suppliers and Others
Business Courtesies
Detection, Prevention and Control of Fraud, Waste and Abuse

SECTION III	GUARDING CORPORATE ASSETS
Trademarks; Copyright Compliance; Intellectual Property Rights of Others;
Computer and Communications Resources

SECTION IV	DISCLOSURE OF CONFIDENTIAL INFORMATION
Compliance with Securities Laws
Responding to Inquires from the Press and Others
Use of Confidential Information
Subpoenas or Notices of Audit/Investigation from the Government

SECTION V	COMPETING WITH INTEGRITY
Gathering Competitive Information
Anti-Trust Laws
Product Safety First
Truth in Advertising

SECTION VI	INTERACTING WITH GOVERNMENT OFFICIALS
Prohibition of Gifts to Government Officials and Employees

SECTION VII	IMPLEMENTATION OF THE CODE
Reporting Violations
Use the Listen Up Line
Discipline for Violations

SECTION VIII	COMMUNICATING WITH THE COMPLIANCE OFFICER AND GENERAL COUNSEL, THE BOARD AND REGULATORY AUTHORITIES
Communicating with the Chief Compliance Officer
Circumstances Requiring Written Approval of the Chief Compliance Officer
Disclosure of Relationships to the General Counsel
How to Contact the Compliance Officer and the General Counsel

“CODE OF ETHICS” FOR DUANE READE ASSOCIATES
Signature Page

PREAMBLE AND APPLICABILITY

Duane Reade (the “Company”) is committed to maintaining the highest ethical standards in the conduct of its business. The Company values the faith and trust placed in it by its Associates, customers, suppliers and shareholders. This Code of Ethics (Code) has been adopted to provide the guiding principles and underlying policies behind the ethical standards that should govern each Associate’s everyday decisions and conduct. Implicit in the acceptance of this Code is an obligation not only to comply with the mandates and requirements of all applicable laws and regulations, but also to take responsibility to act in an ethical and professionally responsible manner in all business activities. Obviously, no code or policy can cover every situation that may arise in your day-to-day activities. In the event an Associate has any questions regarding a particular situation or occurrence, Associates are encouraged to review applicable policies and procedures or consult with their supervisor. In addition, Associates can contact the Human Resources Department, Chief Compliance Officer or General Counsel for additional guidance and support.

This Code of Conduct is neither a contract of employment nor a guarantee of continued employment.  Associates are expected to read the policies set forth in the Code and ensure that they understand and comply with them.  Failure to comply with this Code can result in disciplinary action, termination of employment and possible criminal or civil prosecution.  Please sign the acknowledgment page on the back and return to the Senior Vice President of Human Resources promptly.

Company Responsibilities

As part of an effort to provide a work environment where high standards of ethical behavior are recognized and practiced, Duane Reade will:

•                 Ensure that every Associate, agent, consultant or representative working on behalf of Duane Reade is aware of, understands, and lives up to this Code of Ethics.

•                 Provide safe and confidential resources for Associates to seek advice on proper workplace conduct and to report issues and concerns.

Associate Responsibilities

Duane Reade Associates are expected to comply with both the letter and spirit of this Code of Ethics, Company policies and procedures and the laws and regulations that govern our business. Each Associate must:

•                 Read and understand this Code of Ethics.

•                 Follow this Code and encourage fellow Associates to also live by this Code, and abide by all applicable Duane Reade policies and procedures and government laws and regulations.

•                 Be alert to any situations that could violate policies and procedures.

•                 Report suspected violations, issues or concerns to their supervisor or any of the many resources identified in this Code.

Management Responsibilities

Management and supervisors have a special responsibility to set an example by exhibiting the highest standards of behavior.  They must also:

•                 Ensure that each Associate knows and understands this Code and relevant Company policies and procedures and how to apply them.

•                 Demonstrate in words and deeds a commitment to Duane Reade’s standards of business conduct.

•                 Make sure Associates understand the importance of ethical business conduct and compliance with policies and procedures, laws and regulations.

•                 Encourage Associates to seek advice or help without fear of punishment or reprisal.

•                 Provide appropriate resources to answer Associate questions.

•                 Make themselves approachable and available to all Associates.

The Code is not, however, intended to be a comprehensive manual that covers every situation that Company personnel might encounter. In many cases, more specific requirements are contained in various corporate policies, procedures and guidelines of the Company which have been and will be published and updated from time to time and which can be obtained from management, the Chief Compliance Officer or the Human Resources Department.

Associates who commit violations of this Code or Company policies or are subject to the Company’s Progressive Discipline Policy.   The Company has a “zero tolerance” toward those Associates, Management or Departments who do not abide by or appropriately report violations of the Code or policies.  Zero tolerance does not necessarily mean that a Code violation will automatically lead to a termination of employment.  Rather, it is a commitment to the Associates by the Company that the provisions of this Code and Company polices shall be evenly applied to all Associates and Management, regardless of their position within the Company and the Company and Management will address violations fairly and equitably.

Customer Courtesy

A guiding principle of the operations of Duane Reade is that customer service is essential to everything the Company does each day.  When this principle has been violated, the matter will be addressed both with the customer and the offending
Associate.  Examples of such violations include, but are not limited to, the following:

•                 obvious discourtesy by a Duane Reade Associate toward a customer, to include a raised voice in anger or frustration;

•                 curt and abrupt responses;

•                 failure to display a caring attitude;

•                 failure to be responsive to or ignoring Customers;

•                 denial of service without explanation.

Our Associates must not forget the principle that the Company exists to serve its customers.

SECTION I

THE WORK ENVIRONMENT

Respecting one another

The actions of each Associate are a reflection of Duane Reade as an organization.  Honesty and fairness in dealing with other Associates, patients, payers, vendors and suppliers, consultants and regulators are essential and expected of all individuals associated with Duane Reade.  It is expected that all of our Associates will contribute to the creation and maintenance of an environment that fosters respect for one another and appreciation for each individual’s role and contribution to the success of the Company.  This means each Associate must treat other Associates as they would want to be treated.  That concept applies whether the relationship is subordinate to supervisor or supervisor to subordinate.

Equal employment opportunity and non-discrimination

Duane Reade is an equal opportunity employer and is committed to promoting a diverse workplace environment where individual differences are appreciated and respected.  It is the Company’s policy to recruit, hire, train and promote Associates regardless of their race, color, national origin, religion, sex, sexual orientation, disability, age, or any other basis protected by state or federal law.  In addition, Duane Reade does not tolerate discrimination against Associates based on any of these factors.

For further information regarding the Company’s policy concerning equal employment opportunity and nondiscrimination, please refer to the Employee Handbook which can be obtained from the Human Resources Department.

Sexual and other forms of harassment

Sexual harassment (including harassment based on gender, pregnancy, childbirth, or related medical conditions) as well as harassment based on such factors as race, color, religion, national origin, disability, age, or any other basis protected by state or federal laws is unacceptable and will not be tolerated.  Harassment includes verbal, physical, and visual conduct that creates an intimidating, offensive, or hostile work environment or that interferes with work performance.

Any Associate who has reason to believe that he or she is the victim of harassment or discrimination should promptly report the facts of the incident through the “Listen Up Line” (1-800-238-5395) or the Human Resources Department.

Coercive Acts

Managers of the Company are specifically prohibited from engaging in any acts of coercion that would violate this policy or represent departures from the ethical standards that underlie this policy. In the event that any Associate perceives such actions on the part of any such officer, executive or manager, they are encouraged to report such incident to the Human Resources Department who will ensure that the necessary follow-up investigation is performed promptly.  No officer, executive, or other manager of the Company may threaten the Associate raising the question by warnings of discharge or lessening of responsibilities.

Complaints of harassment, abuse, or discrimination will be investigated promptly and thoroughly and will be kept confidential to the extent possible.  For further information regarding the Company’s policy concerning harassment in the workplace, please refer to the Employee Handbook which can be obtained from the Human Resources Department.

Environmental Policies

All employees have a responsibility to carry out Duane Reade activities in ways that preserve and promote a clean, safe and healthy environment.  Associates must strictly comply with the letter and spirit of applicable environmental laws and the public policies they represent.

Safety in the Workplace

The safety and security of Associates is of primary importance to the Company.  Accordingly, Associates are responsible for maintaining clean and orderly work facilities that are free from recognized hazards.  They must also obey all safety statutes and regulations as well as Company safety policies, procedures, rules, and guidelines.

SECTION II

PROTECTING THE VALUE OF THE COMPANY

Conflicts of Interest

A conflict of interest occurs when an individual’s private interest interferes, or even appears to interfere, with the interests of the Company.  Associates must ensure that their business decisions always reflect independent judgment and discretion and are based on the best interests of the Company.

A conflict of interest may also occur as a result of the actions, employment or investments of an immediate family member.  Therefore, Associates must consider the conduct or impact of an immediate family on their compliance with this policy.  For this purpose, “immediate family” includes the Associate’s spouse, parents, children, brothers and sisters, as well as in-laws.  Associates have an obligation to report to Chief Compliance Officer if they are aware of any matters involving an immediate family member that might be a violation of the Company’s policies.

Below are general guidelines to help Associates better understand several of the most common examples of situations that may cause a conflict of interest.  Associates are required to disclose to management and, ultimately, the Company’s Chief Compliance Officer, any situation that may be, or appear to be, a conflict of interest.  When in doubt, it is best to disclose.

•                 Competition with the Company

Associates may not compete with the Company in any business or activity in which the Company is engaged, or in purchasing, selling or leasing property.  A substantial financial interest in any person or organization that competes with the Company must be disclosed to the General Counsel.  Any holdings of less than 1% in a public corporation whose stock is regularly traded on a stock exchange need not be reported; however, interests held in excess of that amount or in any private entity by Company personnel or by members of the Company personnel’s immediate family must be so disclosed to the General Counsel.

•                 Outside Business Activities

Associates may not work for or receive payments for services from any competitor, customer, distributor or supplier of the Company without prior approval of management. This prohibition extends to benefits, loans (including loan guarantees) and other forms of compensation. Any outside activity must be strictly separated from the Company employment and should not harm job performance at the Company.

•                 Loans

You may not accept a loan from any person or entity doing business with the Company or seeking to do business with the Company, unless the loan is from an established financial institution in accordance with its normal lending practices and at interest rates that are generally available to the public.

Dealing With Suppliers And Others

As part of their responsibilities, certain Associates may have contact and/or decision making authority with respect to Company purchasing. Those Associates must ensure that they do not have a conflict or the appearance of a conflict of interest in executing those responsibilities.   Their conduct should be in a manner that is free from unlawful or otherwise inappropriate offers or solicitations of gifts and favors or other improper inducements in exchange for influence or assistance.

•                  Selection of Suppliers, Contractors, and Professional Services Providers

The selection of suppliers, contractors and professional services organizations must be based on merit and business-related criteria.  Associates must avoid decisions that are, or appear to be, based on personal interests.  For example, Associates may not participate in the selection of a supplier, contractor or service provider in which a family member has a substantial financial interest.

The payment of fees for products and services to any vendor must be supported by complete and accurate documentation and must be consistent with prevailing rates charged for comparable services.  Retaining the professional services:  (i) of a consultant requires the approval of the Chief Executive Officer or your area’s Senior Vice President, (ii) of an accounting firm requires the approval of the Chief Financial Officer, and (iii) of a law firm requires the approval of the General Counsel.

•                 Financial Interest in Third Parties

Associates may not directly or indirectly have a “substantial financial interest” or participate in the business of any entity that does or seeks to do business with the Company, or that purchases, sells or leases real or personal property used by the Company.  “Substantial financial interest” depends on the facts of your individual situation, but generally includes being an officer, director, partner, owner or Associate of any entity, or having stock ownership of one percent or more in a publicly traded organization.

Business Courtesies

Duane Reade’s business involves interaction with a wide range of suppliers, many of whom may consider it standard practice to provide gifts and entertainment as a gesture of appreciation. The giving or receiving of gifts or entertainment by any Associate acting in his/her capacity as a Duane Reade Associate or by members of the Associate’s immediate family can potentially be problematic because such acts may be construed as attempts to influence the performance of duties.

•                 Gifts

Small gifts and entertainment can help build relationships with business Associates.  However, Associates must be careful to avoid giving or receiving gifts or entertainment intended to influence judgment or create a feeling of obligation.  Do not accept cash, gift certificates or other cash equivalents or anything else of value from any pharmacy customer or their family or person or organization that does or seeks to do business with the Company.  Conversely, do not provide cash, gift certificates or other cash equivalents or anything else of value to any pharmacy customer or their family or any person or organization that does or seeks to do business with the Company, with the exception of items with company logos whose value is less than $10.00.

On occasion, Associates may accept a gift of nominal value (not exceeding $100.00), such as an advertising novelty or a commemorative object.  Associates must advise their immediate supervisor after receiving a gift, regardless of its value.  Gifts in excess of $100 must be approved by their department Vice President or Senior Vice President in advance of their receipt.  Quarterly, each supervisor and/or departmental VP will provide their Senior Vice President with a listing of Associates who received meals or entertainment during that quarter.  The Company reserves the right to evaluate gifts on a case-by-case basis, and if it is determined that a gift is excessive, the Company may ask the Associate to return the gift, impute income to the Associate and/or terminate the Associate.

•                 Travel

Associates may participate in business-related functions and activities that have a valid business purpose, are customary to our business and have no special significance attached to them.  Participation in these events should not be excessive in scale, expense or frequency.  The Duane Reade Travel Expense Policy generally governs the rules with respect to travel — related expenditures.

Any travel offered that is fully or partially paid for by a person or entity doing business or seeking to do business with the Company (a “Vendor”) constitutes “Vendor-sponsored travel.”  The Company’s general policy is that travel, (including transportation and accommodations), incurred in the performance of an Associates duties must be paid for by the Company.  In cases where the travel is for legitimate business purposes, however, Vendor-sponsored travel may be approved.  For any Vendor-sponsored travel, prior approval of management and the Chief Compliance Officer is required. Vendor-sponsored travel for Company officers must be approved by the CEO or his designee.

•                  Entertainment

In general, Associates may accept entertainment that is reasonable in the context of the business and that advances the Company’s interests. For example, accompanying a business Associate to a local cultural or sporting event, or to a business meal, would in most cases be acceptable.  Associates must notify their immediate supervisor after accepting any meals or entertainment, regardless of the value.  Meals or entertainment in excess of $100 must be approved by the Associates’ department Vice President or Senior Vice President in advance of their receipt.  Quarterly, each supervisor and/or departmental VP will provide their Senior Vice President with a listing of Associates who received meals or entertainment that quarter

•                  Expense Reports

Business expenses properly incurred in performing Duane Reade business must be documented promptly with accuracy and completeness on an expense report. When traveling on business, all expenses will be paid by the Company except those of a personal nature—for example, non-business-related long-distance calls, entertainment, etc. The cost of travel related expenditures should be reasonable and cost effective. The reporting of other routine expenses incurred in the course of duties should be recorded on the appropriate form for reimbursement.  When two or more Associates travel together or attend a business function that requires the submission of an expense report, the senior member should pay for the event and submit the matter for reimbursement.  It would be inappropriate for the junior Associate to submit any expense involving a more senior Associate.

If you are in doubt about whether to accept any gift or participate in any activity, you should check with the Senior Vice President of Human Resources, the Chief Compliance Officer or the General Counsel for clarification of the policy.  In all cases, travel and entertainment should be fully disclosed to the appropriate supervisor.

Detection, Prevention and Control of Fraud, Waste and Abuse

The Company is committed to compliance with all applicable federal and state statutory, regulatory and other requirements relating to the conduct of its business in general, including those laws, regulations and other requirements which relate to the Medicare and Medicaid programs.  Federal and state governments have made the detection, prevention and control of fraud, waste and abuse a priority.

•                  Fraud is the intentional deception or misrepresentation to get an unauthorized benefit.

•                  Abuse is acting with gross negligence or reckless disregard for the truth in a manner that could result in an unauthorized benefit.

•                  Waste is over-utilization of services or other practices that result in unnecessary costs.

Each Associate of the Company, including senior management, will receive compliance training at the time of hire and thereafter on an annual basis.  Certain Associates whose actions affect submission and reimbursement of claims will receive specialized training.

Fraud, abuse and waste in the pharmacy profession can occur in many situations, including but not limited to double billing, billing for prescriptions that are not ultimately dispensed to a customer, dispensing outdated drugs, use of untrained personnel to provide pharmacy services, failure to supervise unlicensed personnel, distribution of unapproved devices or drugs, forgery of physician’s signatures, creation of fake insurance companies or Associate benefit plans, upcoding, services provided without medical necessity, kickbacks, conflicts of interest, and fraudulent cost reports.

The Company’s policies regarding various types of fraud, abuse and waste are covered throughout the Code and will be adopted as laws and regulations change.  If any Associate becomes aware of a situation where they believe fraud, abuse or waste is occurring, they should contact the Chief Compliance Officer immediately, including through the Listen-Up Line (1-800-238-5395).

SECTION III

GUARDING CORPORATE ASSETS

Associates have a duty to safeguard Duane Reade’s assets including the physical premises and equipment, records, customer identification and corporate names and trademarks.  Such assets should be used for corporate business only.  Without specific authorization, no Associate may take, borrow, loan, sell, damage or dispose of Company property except for Duane Reade purposes.

•                 Copyright and Intellectual Property Rights of Others

Books, articles, drawings, computer software, and intellectual property materials such as trademarks and logos may only be used with appropriate permission. Questions concerning patent, trademark and/or copyright laws should be directed to the General Counsel.

•                 Computer and Communication Resources

It is important that all Associates take all of the necessary measures to ensure the security of their computer systems and computer and voice mail passwords.  If an Associate has reason to believe that their password or security of a corporate computer or communication has been compromised, they must change their password immediately and report the incident to the Information Services Department.

Company computer facilities, including voice mail, electronic mail and Internet access systems, are provided only for Company projects and may not be used for any other purpose. Messages may not contain offensive or defamatory content, such as comments or images that would offend someone on the basis of his or her sex, race, color, religious creed, national origin, sexual orientation, age, disability, marital status, veteran status or any other characteristic. All materials stored, processed, sent or received on these facilities are the Company’s property and are subject to inspection and monitoring by the Company at any time and without prior notice. Any misuse of these facilities could lead to termination of employment with the Company. In conformity with the Company’s HIPAA Privacy Guidelines, no protected health information should be transmitted to third parties unless it has been properly encrypted. In conformity with the Company’s Payment Card Data Security Guidelines, no credit card data should be transmitted to third parties unless it has been properly encrypted.  CVV/CID numbers should never be saved or recorded. Failure to abide by this policy may result in suspension or termination of your computer privileges. Questions regarding email security should be directed to the Data Security Officer or the Chief Information Officer.

For further information regarding the Company’s policy concerning computer and communication resources, please refer to the Company Policies & Procedures Manual or contact the Chief Information Officer.

•                  Document Retention

Duane Reade complies with all laws and regulations relating to the preservation of records. Under no circumstances are records to be destroyed selectively or maintained off Company authorized premises without first obtaining written approval from the Chief Compliance Officer or General Counsel, however, electronic and other back—up records needed for disaster recovery may be maintained at outside authorized premises or designated storage facilities.

SECTION IV

DISCLOSURE OF CONFIDENTIAL INFORMATION

Compliance with Securities Laws

Associates are prohibited from engaging in insider trading (buying or selling securities when they are in possession of material, nonpublic information) and tipping (passing such information on to someone who may buy or sell securities). This prohibition applies to Duane Reade’s publicly traded debt and the securities of other companies if Associates learn material, nonpublic information about them in the course of completing their duties for the Company.

Please refer to the Company’s Insider Trading Policy for additional information.  If at any time you have questions whether you can trade Duane Reade securities, you should consult with the General Counsel.

Responding to inquiries from the press and others

Duane Reade Associates may not speak with the media as a Duane Reade representative unless specifically authorized to do so by the Chief Executive Officer. Requests for financial or other information about the Company from the media, the press, the financial community, or the public should be referred to the Company’s external media firm, FD Business Communications at 212-850-5600.  Requests for information from regulators or the government should be referred to the General Counsel.

Use of Confidential Information

Associates may not disclose confidential Company information to anyone, including co-workers, unless the person receiving the information has a legitimate business-related need to know.  If you are unsure about whether information is confidential, assume that it is.  If an Associate leaves Duane Reade, he/she must maintain the confidentiality of that information until it has been adequately disclosed to the public.  If there is any question as to whether information regarding the Company, or any other company Duane Reade has dealings with, is material or has been adequately disclosed to the public, please consult with the General Counsel for guidance.

Subpoenas or Notices of Audit/Investigation from the Government

Subpoenas or notices of audits/investigations shall be immediately forwarded to the General Counsel.  When in doubt about the content of an official document, ask for guidance from the General Counsel or the Chief Compliance Officer.

SECTION V

COMPETING WITH INTEGRITY

Gathering Competitive Information

Associates may gather information about the marketplace, including information about Duane Reade’s competitors and their products and services.  However, there are limits to the ways that this information can be acquired and used, especially information concerning the Company’s competitors. When gathering competitive information, Associates must abide by the following guidelines:

•                 Associates may access sources such as published articles, advertisements, brochures, other non-proprietary material, surveys by consultants and conversations with clients (as long as those conversations do not suggest that Duane Reade is attempting to conspire with its competitors by using the computer as a messenger, by gathering information in breach of a client’s nondisclosure agreement with a competitor, or through other wrongful means).

•                 Duane Reade Associates must never misrepresent the Company’s identity when attempting to collect competitive information.

•                 Duane Reade Associates may not attempt to acquire a competitor’s trade secret or other proprietary information through unlawful means such as theft, spying, or the breach of a competitor’s non-disclosure agreement by a client or other person.

•                 If there is any indication that information obtained by an Associate was not lawfully received by the party in possession, Associates must refuse to accept it. If an Associate receives information that is anonymous or is marked confidential, he/she should contact the General Counsel or Chief Compliance Officer immediately.

•                 The improper gathering or use of competitive information could subject Associates and the Company to criminal and civil liability. When in doubt as to whether a source of information is proper, Associates must contact the General Counsel or the Chief Compliance Officer.

Anti-Trust Laws

The Company’s activities are subject to anti-trust and trade regulation statutes, which govern how Associates interact with competitors, customers, and suppliers. It is important for Associates to know and understand these laws and regulations and to make sure that they are in full compliance with them.

Associates must avoid unnecessarily involving themselves in situations from which unlawful agreements may be inferred.  Any such agreement, whether formal or informal, may be unlawful and is prohibited by the Company.  All contact with competitors should be conducted as if they were in the public view.

Product Safety First

It is essential to Duane Reade to provide safe products and services that fulfill the Company’s responsibilities to the public, maintain a competitive position in the market place and retain the confidence of its customers.  Category managers will notify affected stores in the event of a product recall.  Duane Reade Associates should never knowingly sell, transfer or otherwise deliver products to the general public that are unsafe for the purpose for which they are intended.

Truth in Advertising

Associates must not make misstatements of fact or give misleading impressions in any advertisements, literature, or other public statements. All statements made in support of the Company’s products and services must be true. Questions regarding whether an advertisement or other material meets the requirements of this Code should be directed to the General Counsel.

SECTION VI

INTERACTING WITH GOVERNMENT OFFICIALS

Interactions with Government Officials or Agents

The Company has significant dealings with federal, state, and local governments, both as a supplier of goods and services and as a corporate citizen. Governments and their representatives are entitled to respect and to be treated with integrity. Statements made and records submitted to government entities such as Medicaid are not to be misleading or inaccurate. Sufficient care must be taken to ensure proper recording and charging of all costs.

Company policy is to cooperate with every reasonable request of government investigators. At the same time, the Company is entitled to all the safeguards provided by law for the benefit of persons under investigation or accused of wrongdoing, including legal representation.

If a representative of any government or government agency seeks an interview any Associate or requests access to data or documents for the purposes of an investigation, refer the representative to the Chief Compliance Officer.  Preserve all materials that might relate to the investigation and notify the General Counsel and the Chief Compliance Officer immediately.

Prohibition of Gifts to Government Officials and Employees

The various branches and levels of government have laws that restrict the giving of gifts, including meals, entertainment, transportation, and lodging to government officials and employees.  Associates may never provide any gift, meal, or anything of value to a government official or employee.

•                  Political Contributions and Activities

Laws of certain jurisdictions prohibit the use of funds, assets, services, or facilities on behalf of a political party or candidate.  Payment of Corporate funds to any political party, candidate, or campaign may be made only if permitted under applicable law and approved in advance by the General Counsel.  The Company will not compensate or reimburse Associates for political contributions they intend to make or have made.

•                  Lobbying Activities

Laws of certain jurisdictions require registration and reporting by anyone who engages in a lobbying activity.  Generally, lobbying includes the following:

A)          Communicating with any member or employee of the legislative branch of government for the purpose of influencing legislation.

B)            Communicating with certain government officials for the purpose of influencing government action.

C)            Engaging in research or other activities to support or prepare such communication.

So that the Company may comply with lobbying laws, Associates must notify the General Counsel before engaging in any activity on behalf of the Company that might be considered lobbying, as described above.

SECTION VII
IMPLEMENTATION OF THE CODE

Reporting Violations

Associates must adhere to the policies contained in this Code. If an Associate violates any of the Company’s policies, or knowingly permits a violation, the Associate may be subject to disciplinary action, including dismissal and reimbursement for any loss to the Company that results from their actions.

•                  Reporting Concerns and Violations

Open discussion of ethical and legal issues without fear of retribution is vital to the effectiveness of this Code. Duane Reade will not tolerate retaliation or harassment against any director, officer or employee who, in good faith, reports an ethical or legal concern. Should you have a question about legal or ethical issues that arise in the performance of your job, you should take advantage of the following communications and compliance resources.

1. Discuss the issue with your supervisor.

Your immediate supervisor knows you and the issues in your workplace better than anyone else in the Company. Give your supervisor a chance to solve the problem. Supervisors have access to a variety of Company resources to address a problem.

2. Consult written policies and procedures.

The Company’s policies and procedures address many issues that arise on a day-to-day basis. Many resources are available in policy and procedure and operations manuals. Read through the relevant policy and discuss it with your supervisor.

3. Speak to your District Manager/Director.

If you and your supervisor cannot find an answer, or you do not feel that your concern is receiving proper attention, you can request a meeting with your District Manager.

4. Speak to the Regional Director/Vice President

If your Department Manager or District Manager is unable to resolve the matter to your satisfaction, you can contact the Regional Director or area Vice President of your function directly.

5. Bring the matter to the attention of the Senior Vice President of your function, Human Resources or another member of senior management.

Matters that cannot be resolved at the local level can be brought to the Senior Vice President of your function, Human Resources or other senior Duane Reade management.

Use the Listen-Up Line (1.800.238.5395)

If, for whatever reason, you feel uncomfortable about communicating a concern to your supervisor or other Duane Reade management, Associates can call the Listen-Up Line at 1.800.238.5395, anytime, 24 hours a day, 7 days a week. The Compliance Hotline goes to a private voicemail box that is serviced by non-employee operators who will record your concern. The call will not be traced and your anonymity will be preserved up to the limits of the law, if you wish to remain anonymous (although you are always free to leave your name and contact information). All reports will be investigated or referred to appropriate management personnel for resolution.

Discipline for Violations

Duane Reade intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with its Code of Ethics and to halt any such conduct that may occur as soon as reasonably possible after its discovery.  Those who violate this Code and other Policies and Procedures may be subject to disciplinary action, up to and including discharge. In addition, disciplinary action, up to and including discharge, may be taken against anyone who directs or approves infractions or has knowledge of them and does not move promptly to correct them in accordance with the Company’s policies.

SECTION VIII

COMMUNICATING WITH THE CHIEF COMPLIANCE OFFICER AND GENERAL COUNSEL

Communication with the Chief Compliance Officer

Any Associate may communicate with the Chief Compliance Officer by mail or by email (and may do so anonymously) in connection with any matters relating to compliance or noncompliance with federal and state programs, including Medicaid and the Medicare Part D Program or company policies and procedures.

The Sarbanes-Oxley Act provides “whistle-blower” protection to Associates of public companies when they act lawfully to disclose information about fraudulent activities within their company.  In addition, under the False Claims Act, Associates are protected from retaliation by employers for any negative employment consequences stemming from reporting False Claims Act violations, participating in a False Claims Act investigation, or filing an action related to False Claims Act violations.  Duane Reade respects the decisions of Associates who wish to exercise this right.

Circumstances Requiring Written Approval of the Chief Compliance Officer

Compliance with the standards set forth in this Code often requires communication with the General Counsel or the Chief Compliance Officer. Any waivers or requests for exception to the provisions of this Code must be approved in advance by the Chief Compliance Officer.

Disclosure of Relationships to the General Counsel

The Code also discusses relationships that must be disclosed promptly to the General Counsel. To disclose a relationship you should prepare, date and sign a written statement completely and accurately setting forth the situation and send it to the General Counsel with a copy to the Chief Executive Officer and the vice president of the business unit for which you work.

How to Contact the Chief Compliance Officer and the General Counsel

If you have any questions regarding what situation should be disclosed or what detail should be provided, you should contact the Chief Compliance Officer:  John N. Camperlengo, 440 Ninth Avenue, New York, NY 10001, telephone #212-356-6809, email camperlj@duanereade.com,  or the General Counsel: Michelle Bergman, 440 Ninth Avenue, New York, NY 10001, telephone #212-273-5767 email bergmanm@duanereade.com.

CODE OF ETHICS FOR DUANE READE ASSOCIATES

In my role as                                             of Duane Reade Inc. I recognize that I hold an important  role in corporate governance.  I am uniquely capable and empowered to ensure that stakeholders’ interests are appropriately balanced, protected and preserved. Accordingly, this Code of Ethics provides principles to which Associates are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the public and other stakeholders.

I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1.               I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2.               I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3.               I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4.               I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5.               I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6.               I share knowledge and maintain skills important and relevant to my constituents’ needs.

7.               I proactively promote ethical behavior as a responsible partner among peers in my work environment and community.

8.               I achieve responsible use of and control over all assets and resources employed or entrusted to me.

9.               I agree to treat others with respect as I would want to be treated and will always be attentive to personal dignity and receptive to diversity of ideas.  I recognize the value that comes from respecting individuality, personal experience, and varied heritages.

10.         I will strive to give back to the communities where I live and work.  I serve as a supporter of the environment where I conduct business and strive to leave that environment better for having been a good corporate citizen.

(Signature)